Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

World Acceptance Corporation Retirement Savings Plan:

We consent to the incorporation by reference in the registration statement (No. 333-14399) on Form S-8 of World Acceptance Corporation of our report dated June 4, 2004, relating to the statements of net assets available for benefits of the World Acceptance Corporation Retirement Savings Plan as of December 31, 2003 and 2002, and the related statements of changes in net assets available for benefits for the years then ended, as well as the related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 11-K of the World Acceptance Corporation Retirement Savings Plan.

June 25, 2004

Greenville, South Carolina